UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2017 (January 1, 2017)

Resolute Energy Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34464	27-0659371
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1700 Lincoln Street, Suite 2800, Denver, CO

(Address of principal executive offices)

80203

(Zip Code)

Registrant’s telephone number, including area code:  303-534-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On December 30, 2014, Resolute Energy Corporation (the “Company”) and certain of its subsidiaries, as guarantors, entered into a second lien Secured Term Loan Agreement (the “Term Loan Facility”) with Bank of Montreal, as administrative agent, and the lenders party thereto.  On January 3, 2017, the Company repaid approximately $132 million constituting all amounts due under the Term Loan Facility (including prepayment fees), with a portion of the proceeds from its previously announced common stock offering that closed on December 23, 2016.  The Term Loan Facility was terminated in connection with the repayment.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 24, 2016, the Company announced that Nicholas J. Sutton would retire from his position as Chief Executive Officer of the Company effective December 31, 2016.  On August 24, 2016, the Board of Directors (the “Board”) of the Company approved a transition plan including (i) the promotion of Richard F. Betz, the Executive Vice President and Chief Operating Officer of the Company, to the position of Chief Executive Officer of the Company, and (ii) the appointment of Mr. Sutton, as Executive Chairman of the Board, in each case to be effective contemporaneously with the retirement of Mr. Sutton as the Company’s Chief Executive Officer.

On January 1, 2017, Mr. Betz assumed the position of Chief Executive Officer and Mr. Sutton assumed the position of Executive Chairman of the Company.  In connection with the appointment of Mr. Betz as Chief Executive Officer, the size of the Board was increased to seven members and Mr. Betz was appointed to the Board as a Class I director of the Company effective on January 1, 2017.  Other than as provided in the employment agreement for Mr. Betz, there is no arrangement or understanding between Mr. Betz and any other person pursuant to which he was selected to serve as a director.

Biographical and related information regarding Messrs. Betz and Sutton is set forth in the Company’s proxy statement relating to its 2016 annual stockholders’ meeting, and such information is incorporated herein by reference.

In connection with their new positions, each of Messrs. Betz and Sutton entered into new employment agreements with the Company effective January 1, 2017.  The following is a summary of the material terms of the employment agreements for Messrs. Betz and Sutton.

The employment agreements for Messrs. Betz and Sutton provide for the payment of an annual base salary, initially in the amounts of $485,000 and $200,000, respectively, and annual short-term incentive payments (as a percent of base salary) upon the achievement of certain targets.  Messrs. Betz and Sutton’s initial target annual short-term incentive (“STI”) payment percentages are 125% and 90%, respectively. The agreements also provide for the issuance of annual grants of equity or equity related awards (valued as a percentage of base salary). Messrs. Betz and Sutton’s initial target annual long-term incentive (“LTI”) payment percentages are 400% and 350%, respectively.  In addition, each executive is entitled, during the term of his employment agreement, to receive such welfare benefits and other fringe benefits (including, but not limited to vacation, medical, dental, life insurance, 401(k) and other employee benefits and perquisites) as the Company may offer from time to time to similarly situated executive level employees, subject to applicable eligibility requirements. The employment agreements have an initial term commencing effective as of January 1, 2017, and ending on December 31, 2017, with automatic additional one year term extensions.

Each employment agreement provides that if the executive’s employment is terminated (a) by the Company without “cause”, but in the absence of a “change in control”, (b) by the executive with “good reason”, or (c) by the Company or by the executive upon his death or disability, the executive is entitled to receive, in addition to earned but unpaid compensation, bonus payments, employee benefits and business expense reimbursements (the “Accrued Payments”), (i) payment of an amount equal to the equivalent of 24 months of his base salary as of the date of termination (ii) payment of an amount equal to a 2x multiple of the executive’s target STI payment, (iii) payment of an amount equal to a pro-rata portion of the target STI payment that executive would have been entitled to for the calendar year of termination (a “Pro Rata Bonus”),  (iv) reimbursement on a monthly basis of premiums for payments for COBRA or equivalent health care coverage for 24 months, (v) vesting of any time-based long-term incentive awards, and (vi) continued vesting of any performance-based long-term incentive awards through the end of the applicable performance period if any performance targets are met during such period (the payments described in (i) through (iv) are collectively referred to as the “Severance Payments”).  The terms “cause”, “change in control” and “good reason” have the definitions set forth in the employment agreements.

Each employment agreement also provides that if the executive’s employment is terminated by the Company without cause, or by the executive with good reason, within six months prior to the occurrence of a change in control or within two years following a change in control, he is entitled to receive, in addition to Accrued Payments, (i) an amount equal to a 3x multiple of the sum of (a) the executive’s annual base salary as of the termination date, or, if greater, as of the date of the change in control, plus (b) his target STI payment, calculated based on his annual base salary as of the termination date, or, if greater, as of the date of the change in control, (ii) payment of the Pro-Rata Bonus, and (iii) reimbursement on a monthly basis of premiums for payments for COBRA or equivalent health care coverage for 24 months (the payments described in (i) through (iii) are collectively referred to as the “Change in Control Severance Payments”).

In addition, upon a change in control, (i) any equity awards will vest to the extent that the vesting of all outstanding awards is accelerated by the Board under the terms of the Plan, and (ii) any performance-based equity awards held by the executive will vest to the extent that the stock price target or other performance thresholds applicable to such awards are met in the change in control transaction, as determined by the Board in its reasonable discretion. Any performance-based equity awards held by the executive that are not vested under the preceding sentence will be automatically converted to time-based equity awards in equal one-third proportions and the vesting of those awards will be amended such that those awards shall vest over the executive’s next three regularly scheduled vesting dates.  Any remaining equity awards that remain unvested will vest on the established vesting date of such award, provided however, that in the event of a termination of the executive’s employment by the Company (or its successor) for any reason (other than for cause), or in the event of a termination of his employment by the executive for good reason, within two years following a change in control, such unvested equity awards will immediately and automatically vest in full and, in the case of options or other exercisable equity awards, will remain exercisable for two years following such termination of employment.

In addition, if the executive’s employment is terminated (i) by the Company for any reason other than for cause or (ii) by the executive for good reason within the six months prior to the occurrence of a change in control, then the executive will be treated for purposes of the vesting of equity awards as if he continued to be employed through the date of the change in control and the termination of his employment occurred immediately following the change in control.

The timing and amount of any Severance Payments or Change in Control Severance Payments to the executive may be modified to comply with, and to avoid additional taxes or interest under, Section 409A of the Internal Revenue Code of 1986, as amended.

The agreements contain confidentiality and non-compete provisions substantially similar to existing agreements; provided that the applicable non-compete period for each of Messrs. Betz and Sutton is 24 months in the event of a resignation without good reason or termination for cause, 18 months in the event of a termination without cause or resignation for good reason, and 6 months following a termination in connection with a change in control.

The above description of the employment agreements is qualified in its entirety by the complete copies of the employment agreements attached as exhibits 10.1 and 10.2 to this Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

Exhibit 10.1	Executive Chairman Agreement, effective as of January 1, 2017, by and between the Company and Nicholas J. Sutton

Exhibit 10.2	Employment Agreement, effective as of January 1, 2017, by and between the Company and Richard F. Betz

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 4, 2017	RESOLUTE ENERGY CORPORATION

	By:	/s/ James M. Piccone
James M. Piccone
President

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 10.1	Executive Chairman Agreement, effective as of January 1, 2017, by and between the Company and Nicholas J. Sutton

Exhibit 10.2	Employment Agreement, effective as of January 1, 2017, by and between the Company and Richard F. Betz